Exhibit 99.1

CONTACT:

Samuel K. Ackerman, M.D.

Chairman and CEO

617-926-1551

sackerman@vitechnologies.com

Vitex Provides Corporate Update Following Annual Shareholders Meeting

Announces Progress in Phase 2a trial for PA-457

Plans to Discontinue Further Investment in INACTINE System and Seek Licensing Partner

Proposed Name Change to Panacos Pharmaceuticals Reflects Focus on Development of Novel Anti-Viral Therapeutics

Watertown, MA (June 30, 2005) ñ V.I. Technologies, Inc. (Nasdaq: VITX) (“Vitex” or “the Company”), a biotechnology company developing the next generation of anti-infective products, today provided a corporate update, including the status of key clinical and development programs. The ongoing Phase 2a study of PA-457 continues to progress. It is designed to demonstrate the antiviral potency of PA-457 following once-daily oral dosing for 10 days in HIV-infected patients who are not on other antiretroviral therapy. Following completion of the study, the Company is targeting the submission of data to a scientific meeting later this year such as the 45th Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC), to be held September 21 – 24 in New Orleans, LA.

PA-457 is the first in a new class of investigational HIV drugs called Maturation Inhibitors, discovered by Vitex scientists, with broad activity in preclinical studies against strains of HIV sensitive or resistant to existing classes of HIV drugs. Drug resistance is the leading reason for HIV treatment failure. PA-457 is a once daily oral drug candidate that has been observed in early clinical trials to reduce plasma viral load following a single dose in HIV-infected patients, including patients infected by HIV strains resistant to the three major classes of existing HIV drugs.

Vitex also announced that it will discontinue direct investment in the development of the INACTINE system for red blood cells while undertaking efforts to license the technology and intellectual property to potential partners.

Vitex intends to focus future resources on the development and commercialization of innovative antiviral therapeutics based on the therapeutic platform acquired earlier this year in the merger with Panacos Pharmaceuticals. In recognition of this important evolution in strategy, the Company intends to seek shareholder approval to change the corporate name to Panacos Pharmaceuticals.

“We are pleased to announce continuing progress in the development of PA-457. Completion of the Phase 2a trial will position the Company to meet a major milestone, which we anticipate will be followed later this year by the initiation of our Phase 2b program,” said Samuel Ackerman, Chairman and CEO of Vitex. “Moving forward we plan to focus our resources on the continued development of PA-457 as well as on the promising programs for next generation maturation inhibitors and small molecule fusion inhibitors of HIV.”

Dr. Ackerman further commented, “Our long–term strategy now is to focus on small molecule antiviral therapeutics. The proposed name change to Panacos Pharmaceuticals reflects this commitment and our goal to create a leading antiviral therapeutics company. Consistent with this strategy, we believe it is most appropriate to seek to license the INACTINE technology to an organization focused on new product development for the blood industry.”

About Vitex

Vitex is developing the next generation of anti-infective products. The Company is engaged in the discovery and development of small molecule oral drugs for the treatment of HIV and other major human viral diseases. Vitex’s proprietary discovery technologies and lead therapeutic candidate PA-457 focus on novel targets in the virus life cycle, including virus fusion and virus maturation. For more information on Vitex, please visit our web site at: http://www.vitechnologies.com.

Except for the historical information contained herein, the matters discussed are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve risks and uncertainties, such as the progress of clinical development of PA-457 and the timing of results of clinical trials, the execution of the Company’s financing plans, the timely availability of new products, market acceptance of the Company’s products, the impacts of competitive products and pricing, government regulation of the Company’s products, the Company’s ability to complete product development collaborations and other strategic transactions and other risks and uncertainties set forth in the Company’s filings with the Securities and Exchange Commission. These risks and uncertainties could cause actual results to differ materially from any forward-looking statements made herein.